Exhibit 10.2

November 15, 2021

Weston M. Hicks

[Redacted]

Re: Restricted Stock Unit and Performance Share Vesting

Dear Weston:

Reference is hereby made to (i) the Restricted Stock Unit Award Agreement by and between Alleghany Corporation (the “Company”) and you dated as of January 15, 2019 (the “RSU Agreement”), and (ii) the Performance Share Award Agreements by and between the Company and you dated as of February 21, 2018, January 15, 2019, January 21, 2020 and January 19, 2021 (the “PSU Agreements”).

We are pleased to inform you that, in connection with and subject to your retirement from the Company on December 31, 2021 (the “Retirement Date”) and in further recognition of your contributions to the Company, the Compensation Committee of the Board of Directors of the Company has determined that, effective as of the Retirement Date, (i) you shall become vested in, and have a non-forfeitable right to, 1,562 of the Credited Units granted to you pursuant to the RSU Agreement, and (ii) the accelerated vesting provisions of Section 5(b) of the PSU Agreements shall apply to your retirement from the Company on the Retirement Date determined based on the achievement of “Adjusted Book Value Per Common Share” as of December 31, 2021.

Payment of your vested restricted stock units and performance shares will be made in accordance with the RSU Agreement and the applicable PSU Agreements. All unvested restricted stock units and performance shares (after giving effect to the foregoing acceleration of vesting) shall be automatically forfeited for no consideration on the Retirement Date.

If you are in agreement with the foregoing, please return a signed and dated copy of this letter to Christopher K. Dalrymple by December 31, 2021.

Sincerely,

/s/ Raymond L.M. Wong

Raymond L.M. Wong

/s/ Weston M. Hicks
Weston M. Hicks